Exhibit 5.1

OPINION AND CONSENT OF O’NEIL LLP

August 9, 2012

Meade Instruments Corp.

27 Hubble

Irvine, CA 92618

Re:	Meade Instruments Corp. – Registration Statement for Offering of an Aggregate of 282,247 Shares of Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to Meade Instruments Corp., a Delaware corporation (the “Registrant”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 244,747 shares of the Registrant’s common stock (the “Plan Shares”) authorized for issuance under the Registrant’s Amended and Restated 2008 Stock Incentive Plan (the “Plan”), and (ii) 37,500 shares of the Registrant’s common stock (the “Murdock Shares” and, together with the Plan Shares, the “Shares”) authorized for issuance under the Stand-Alone Stock Option Agreement dated as of March 13, 2009 between the Registrant and Steven G. Murdock (the “Murdock Agreement”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Registrant’s charter documents and the corporate proceedings taken by the Registrant in connection with the establishment of the Plan and the approval of the Murdock Agreement. Based on such review, we are of the opinion that (i) if, as and when the Plan Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, the Plan Shares will be duly authorized, legally issued, fully paid and nonassessable and (ii) if, as and when the Murdock Shares have been issued and sold (and the consideration therefor received) pursuant to the Murdock Agreement and in accordance with the Registration Statement, the Murdock Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the Plan, the Murdock Agreement or the Shares.

Very truly yours,

/s/ O’Neil LLP
O’Neil LLP